Exhibit 99.2

NCO Group, Inc.

Fourth Quarter 2008 Investor Conference Call

Moderator: Michael Barrist

April 3, 2009

11:00 am ET

Operator:

Good afternoon. My name is Genecia and I will be your conference operator today. At this time I would like to welcome everyone to the Fourth Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you. Mr. Barrist you may begin your conference.

Michael Barrist:	Great. Thank you operator and thank you everyone for joining NCO Group’s conference call for the Fourth Quarter of 2008.

Statements in this conference call and in our press release issued April 1st, other than historical facts, are forward-looking statements as defined under Federal Securities laws. Actual results might differ materially from those projected in the forward-looking statements.

Factors that might cause actual results to differ materially are discussed in the Company’s earnings press release. The Company disclaims any intent or obligation to probably update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics. I will review in detail, the quarterly financial and operational highlights in each of our divisions, including new business opportunities and trends in the growth and profitability of each operating unit. After my prepared remarks, John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results. We will then open up the call for questions.

It is important to remember as I discuss our financial results that all of NCO’s prior year financial information has been restated to present the combined results of NCO and Systems and Services Technologies, Inc., or SST. For the fourth quarter NCO reported a net loss of $286.6 million and EBITDA of $10.9 million.

EBITDA for the quarter, exclusive of an allowance for impairment of purchased accounts receivable of $35.7 million as well as approximately $1.4 million of restructuring charges primarily related to the Company’s acquisitions of SST and OSI, was $48.0 million. This compares to EBITDA of $39.0 million for the same period last year.

Please note that last year’s fourth quarter included approximately $9.3 million of gains on the sales of portfolio assets as opposed to only $503,000 for the fourth quarter of this year.

The net loss for the fourth quarter of 2008 also included a non-cash impairment of goodwill and other intangible assets of $289.5 million, which John will discuss in more detail later in this call.

NCO is organized into three operating units — Accounts Receivable Management or ARM, Customer Relationship Management or CRM, and Portfolio Management or PM.

During the fourth quarter of 2008, the ARM division operated below its revenue and profitability targets primarily as a result of lower than expected revenue derived from its contract to provide collective services for our PM division. These shortfalls are a direct result of the continued weak collection environment that also generally impacted our contingent revenue from outside clients.

The impact on revenue and EBITDA as a result of the continued weak collection environment was partially offset by incremental volume received from clients as they continued to manage the impact of the weakening economy on their businesses. These increases in volume have continued into the first quarter of 2009.

During the quarter, the OSI and SST acquisitions have continued to operate in line with our expectations as the majority of their revenue was derived early in the billing and delinquency cycle and to the extent it is later in the cycle relates to industries or products that have not felt as meaningful of an impact as a result of the economy.

As I have previously discussed, while an economic downturn negatively impacts our ARM service business during the early part of the downturn, we were ultimately able to manage through the transition since our clients incur the impact of lower collections and we are only tasked with managing away the adverse impact of the downturn to our P&L.

This is accomplished through careful management of our expense base and work rules in order to offset the declines in revenue derived per account and the increased volume we ultimately will realize from every client relationship. This process, which during the fourth quarter included minor staff and cost realignments, reductions in certain non-executive bonuses, and elimination of the executive officer bonuses and a meaningful reduction in our overall discretionary spending, is an ongoing process that happens in real time.

Additionally, we continue to deploy new resources or re-deploy otherwise unneeded resources in order to meet new client ramp needs. We view the cost containment process and the new client opportunity process as two distinct disciplines in order to be sure we never maintain unneeded resources.

This cycle has followed our historic trend whereby the rapid onset of a weakening collection environment has been followed by an expedited need for our services, as our clients drive to meet the challenges of a more difficult operating environment begin to manifest into real operating revenue for NCO. I am pleased to report that our current pipeline of new revenue in the ARM division continues to be extremely strong.

During the quarter, labor costs, which is the cost of an average employee in the company over time, decreased in this division as compared to last quarter.

During the quarter, our efficiency of labor, which is the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, increased from last quarter.

Revenue for CTE, or Calculated Time Equivalent, is the correlation between revenue and the amount of staff required to run our business over time. These numbers decreased slightly during the fourth quarter due to normal seasonality and the impact of the weaker collection environment. During the fourth quarter revenue per CTE was approximately $7,109, $6,404 and $6,520 per month in October, November and December, respectively.

NCO’s operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality, cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.

This business model, in conjunction with our foreign labor initiatives, also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels while also aggressively pursuing incremental client opportunities from the same clients.

During the quarter, we continue to execute on our plan to drive more of our labor requirements to more cost effective geographies. This balancing of our labor between domestic, near-shore and off-shore locations has allowed us to better meet the increasing needs of our ARM clients for early stage delinquency management as well as expand the near-shore and off-shore collection of domestic bad debt contingency accounts.

Additionally, available North American capacity has, a result of the SST and OSI transactions which I will discuss in a moment, continues to allow us to harvest new and existing client opportunities on an expedited basis.

At the close of the quarter, this division had approximately 992 employees in Canada, 888 employees in the Philippines, 673 employees in the Caribbean, 629 employees in India, and 202 employees in Central America available to deliver services to our ARM clients.

Offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our service in the broader BPO industry.

During the quarter, our CRM division operated above its revenue and profitability targets primarily as a result of better than expected volumes from existing clients. The overall strong performance during 2008, in conjunction with the amount of incremental opportunities in the market, continues to position this division as one of our strongest growth opportunities over the next few years.

At the end of the quarter, this division had approximately 6,735 employees in the Philippines, 2,365 employees in Panama, 1,678 employees in Canada and 225 employees in the Caribbean available to deliver U.S. CRM services.

Based on client requests for additional capacity we are executing several ongoing expansion plans. During the first quarter, we opened a new site in Guatemala. Additionally, we continued the expansion of our resources in the Philippines. Our third site became available during the end of the third quarter of 2008, and our fourth site will be coming available during the second quarter of 2009. We expect to have approximately 8,000 people in the Philippines working our U.S. CRM clients by the end of 2009.

While a consumer downturn can also impact our CRM division in the way of lower than expected volumes as our client’s businesses retract, much like the ARM and PM business these retractions in our client’s businesses are followed by further expense realignments by our clients and can result in further opportunities for us to outsource non-core functions for them.

We are very pleased with the continued performance and growth within our CRM business and as I just stated we believe that 2009 will be another year of strong opportunity for this division.

The Portfolio Management division continues to be the most challenging of our operating units to manage through the ongoing consumer downturn.

During the fourth quarter this division was below its revenue and profitability objectives primarily due to a $35.7 million allowance for impairment of purchased accounts receivable, which is a result of the continuing weakening in the collectability of accounts previously purchased. While these allowances for impairments are non-cash in nature they do impact this division’s current earnings through lower revenue recognized on owned portfolios. This impact is partially offset by lower fees paid to the ARM division for the collection of the portfolios.

As we have previously discussed, we continually evaluate the assets we own to assure that our carrying value is appropriate based on current consumer payment trends. This process resulted in a valuation allowance for impairment charge of approximately $25.0 million during the fourth quarter of 2007 and approximately $98.9 million of incremental valuation allowances during the year ended December 31, 2008.

This process is ongoing and may result in incremental impairments or recapture of previously impaired amounts as collection patterns further develop through 2009.

These impairment charges were partially offset by the reduced amount of nonrecourse interest expense and the minority interest of our nonrecourse lender. We continue to revise our pricing models to take into consideration current payment trends and increased volatility. This is accomplished by using NCO real time performance data and increasing certain IRR expectations to offset volatility.

We believe NCO takes a more timely approach to the review of portfolio carrying values than many of our competitors. Our recognition of impairments happen early in the cycle giving us comfort that our predictive methodologies have placed us on the leading edge of the information flow relative to how consumers are impacted by the current economic climate.

As we discussed last quarter, prices have come down in the range of rationality, however certain of our competitors continued to pay premiums for portfolios as is evidenced by our diminished volume of purchases for this quarter. With that said we are comfortable with the purchases we have made since the downturn and continue to believe that over the next several quarters the most attractive buying opportunities will begin to materialize.

During the fourth quarter, the Company purchased accounts receivable with a face value of $727.9 million for a total price of $18.7 million. For the year, the Company purchased accounts receivable at a face value of $4.2 billion for a total purchase of $126.5 million and for all of 2007, the Company purchased accounts receivable with a face value of $5.8 billion for a total price of $125.3 million.

We have entered 2009 with a very conservative budget for purchases. During the first quarter of 2009 we purchased accounts receivable for the face value of approximately $1.2 billion for a total price of $16.2 million.

During the first quarter of 2008 we completed our planned acquisitions of Systems and Services Technologies, SST and Outsourcing Solutions, OSI. The integration of these businesses is substantially complete and we feel confident that the addition of these companies further defines NCO as the partner of choice for our clients as they navigate through this more challenging environment.

As we continue into 2009 we are focusing on converting numerous new client opportunities into revenue and earnings, executing on implementing further cost savings and realization of the remaining synergies identified from the recent acquisitions.

I now turn the call over to John Schwab for a financial review of the quarter.

John Schwab:

Thanks Michael. Before we get too far into the comparative results, as Michael had mentioned earlier all of NCO’s prior year financial information has been restated to present the combined results of NCO and SST. The reason for this presentation is that prior to the SST acquisition by NCO, SST was a wholly owned subsidiary of JPMorgan. One Equity Partners, is our private equity partner and majority owner, is also a subsidiary of JPMorgan. Since there was common control between NCO and SST, the accounting rules require that such an acquisition be treated as an “as-if pooling-of-interests” transaction. This treatment results in the presentation of our historical financial statements from November 15, 2006 which is the first day of common control as this was the time that NCO went private, to January 2, 2008 which was the date of our acquisition on a combined basis.

Revenue for the fourth quarter of 2008 was $362.5 million. This represents an increase of $66.8 million or 22.6% from the fourth quarter of last year. The Company reported EBITDA of $10.9 million and a net loss of $286.6 million. In the prior year, the Company reported EBITDA $14.1 million and a net loss of $23.4 million.

The net loss and EBITDA for the fourth quarter of 2008 includes the impact of the $35.7 million allowance for impairment on purchased accounts receivable, as well as $1.4 million of restructuring charges primarily related to the SST and OSI acquisitions.

Also included in the fourth quarter loss was the $289.5 million non-cash impairment of goodwill and other intangible assets. We experienced a significant reduction in the collectability during the latter part of 2008, as Michael had mentioned, due to the impact of the economic environment. During the budgeting process, we reduced our 2009 expectations for each of our reporting units. As a result, our 2008 annual impairment test for goodwill and other intangibles indicated that the carrying values of all of our reporting units exceeded their fair values. This impairment was primarily related to a portion of the intangibles recorded in connection with the going-private transaction in November of 2006. This is a non-cash charge that does not affect the Company’s cash flows from operations or its liquidity.

Now breaking down the revenue into components - ARM reported a $296.4 million of revenue this quarter compared to $220.3 million last year. This is a 34.5% increase from the fourth quarter of the prior year. The increase over last year was primarily related to the acquisition of OSI. Excluding the impact of the acquisition of OSI, ARM’s revenue for the fourth quarter decreased slightly from the prior year. The decrease from last year was primarily a result of decreases in revenue from the Portfolio Management division and the effects of the weaker collection environment on third-party collections, partially offset by increased volume from new and existing clients, in our early stage delinquency business.

Accounts Receivable Management revenue includes $16.9 million of services performed for Portfolio Management during the fourth quarter of this year compared to $27.3 million last year. CRM reported $98.9 million of revenue this quarter compared to $84.6 million last year. This is a 16.9% increase over the fourth quarter.

The increase from last year was primarily attributable to increased client volumes, related to the implementation of new client contracts in 2007 and 2008, offset in part by client volume fluctuations related to the weaker economy.

Portfolio Management reported negative revenue of $(14.8) million this quarter compared to $18.3 million of revenue last year. The negative revenue was the result of $35.7 million of portfolio impairments since they are recorded as reductions in revenue. Portfolio

Management’s revenue was also negatively impacted by the affects of the weaker economic environment on collections.

Since these impairments are based on our current expectations for collections on existing portfolios, if consumer payment patterns decline further, we may need to record additional allowances for impairment. If consumer payment patterns are better than currently expected, we can recoup a portion of the impairment allowances.

Revenue from the sales of purchased account receivable this quarter was $503,000. This compares to revenue of $9.3 million in the fourth quarter of last year. We continue to sell certain blocks of receivables from numerous portfolios. These receivables include accounts which are deemed to have a very low liquidation value in the NCO environment. However, currently the resale environment is not very favorable and we do not expect significant sales in the near future.

Collections on purchased portfolios during the fourth quarter, excluding the proceeds from portfolio sales, were $39.4 million compared to $48.0 million from the same quarter last year. The decrease from last year was due to the more difficult collection environment.

Moving on to expenses. On an overall basis, payroll and related expenses as a percent of revenue decreased to 57.1% as compared to 57.7% last year. Excluding the portfolio impairment, payroll and related expenses as a percentage of revenue was 51.9% this quarter. The decrease from last year, excluding the impairment, was primarily due to bonus reversals and certain payroll related tax credits received in the fourth quarter, as well as the impact of certain off-shore labor initiatives.

On an overall basis, the selling, general and administrative expenses as a percent of revenue stayed steady at 38.3% from this time last year. When you exclude the impairment, SG&A as a percent of revenue was 34.9% this quarter. This decrease, excluding the impairment, was primarily due to the OSI acquisition.

For the fourth quarter of 2008, we recorded an income tax benefit of $45.8 million, or 13.4% of loss before income taxes, as compared to last year’s benefit of $12.4 million or 34.3% of loss before income taxes. The decrease in the effective rate was primarily the result of the intangible asset impairment charge, which is a non-deductible permanent item for tax purposes. Also contributing to the decrease is the effect of the losses in our domestic ARM, CRM and Portfolio Management businesses, combined with income from certain international businesses, which are not subject to income tax and less income tax attributable to minority interests.

Lastly, I will give some notes on our financial condition. On December 31, 2008, we had $29.9 million of cash and equivalents. During the quarter, the Company purchased accounts receivable at a face value of $727.9 million for a total purchase price of $18.7 million. For the year, the Company purchased receivables with a face value of $4.2 billion for a total purchase price of $126.5 million, and for all of 2007, the Company purchased receivables with a face value of $5.8 billion for a total purchase price of $125.3 million.

Capital expenditures in the fourth quarter were $11.9 million or 3.3% of revenue for the quarter.

During the quarter, our accounts receivable days outstanding decreased to 51 days, from 52 days for the fourth quarter of last year, but increased from 47 days from the last quarter resulting from certain large client payments that were received in January of 2009.

I would now like to walk you through our financing activity. On December 31, 2008, we had $81.5 million outstanding on our revolving credit facility and $18.3 million of outstanding letters of credit. Due to the expected impact of the deteriorating economic conditions on our 2009 expected financial results, as well as scheduled financial covenant ratio adjustments that were required under our senior credit facility in 2009, we became uncertain of our ability to remain in compliance with our financial covenants in the latter part of 2009. Therefore, we believed it was prudent to proactively approach our lenders within the Senior Credit Facility and discuss an amendment.

On March 25, 2009, we amended our Senior Credit Facility to, among other things, adjust our financial covenants, including increasing maximum leverage ratios, decreasing minimum interest coverage ratios and increasing maximum capital expenditure ratios. We also increased the applicable interest rates by 0.75%; we created a LIBOR floor of 2.5%; we created a minimum Base Rate of LIBOR plus 1%; and we increased the letter of credit sub-facility to $30 million. We are also permitted, under certain circumstances, to increase the size of our revolving credit facility by up to $50 million in the aggregate, and we limited our ability to invest in purchased accounts receivable under certain circumstances.

In connection with this amendment, we also sold $40.0 million of preferred stock to existing shareholders. The proceeds were used to repay $15.0 million of term loan debt and to repay $22.5 million of borrowings under the revolving credit facility and to pay $2.5 million of fees related to the amendment.

At March 25, 2009, after the amendment and the related repayments I just discussed, we had $47.5 million outstanding on our revolving credit facility and $35.0 million of remaining availability.

During the quarter we had repayments, net of borrowings of $2.5 million of debt under the Company’s nonrecourse credit agreement. As of December 31, 2008, the total amount outstanding under the nonrecourse credit facility was $37.2 million, which also includes the market value of the lender’s residual interest, which was $3.7 million.

We are currently in compliance with all of our debt covenants and we believe the Company will be able to finance our current operations, planned capital expenditure requirements, internal growth, and debt service obligations, at least through the next twelve months with the funds generated from our operations, with our existing cash and available borrowings under our amended senior credit facility and nonrecourse credit facility.

And with that summary I will turn things back to Michael.

Michael Barrist:	Thank you, John. Operator, can we please open up for questions?

Operator:	At this time I would like to remind everyone in order to ask questions please press star 1 on your telephone keypad.

Your first question comes from the line of Michael Temple from Pioneer Investments.

Michael Temple:	Hey guys how are you?

Michael Barrist:	Good. Hi Michael, how are you?

Michael Temple:

Good. Just a couple of picky questions first and then maybe some larger thoughts. If I kind of do the add-back of the write-off of revenues, that you essentially take out of the Portfolio Management business, and now I subtract payroll expenses and SG&A, I actually get to a EBITDA number around $54 million and you’re suggesting it’s more like $48 million, which I’m assuming you’re doing kind of a net income up, what am I missing there?

John Schwab:

That’s right; we are doing the net income up, Michael. I can kind of work that through with you if you sort of work from the bottom. If you work from the bottom you can probably do that separately, but I think if you see in our press release we did a reconciliation in the back of our press release for the three months ended December 31, 2008 that gets you to the EBITDA of $10.922 million, and that has some of the bigger components in there. And if you add back into that the purchase portfolio impairment, I think that probably gets you to the $46.6 million number.

Michael Temple:	Right.

Michael Barrist:	Difference is minority interest.

Michael Temple:	So you think minority interest might be the difference?

John Schwab:	That’s probably the difference.

Michael Temple:	Alright. Well I’ll take that one off line, we don’t need to.

John Schwab:	No problem, yeah we can work you through that certainly.

Michael Temple:

Yeah. Okay. So looking at the individual segments and you provide the detail for us, in your press release, the CRM business did very well this quarter around clicking about $17 million of EBITDA, I think that calculation is correct, if I back out the impairment to the CRM business. Is my math right?

So I’m taking, I’m basically taking out the $14.7 million, let’s see four change sign. So basically, well, no, it looks more like a $11 million but then if I, no, looks like it was $17 million, see what I’m doing, I’m simply taking out the impairment of intangible assets there?

Michael Barrist:	I mean it’d be, what depreciation, amortization and intangible assets, so you’re trying to get loss from operations for the quarter?

Michael Temple:	Yeah, for the quarter.

John Schwab:	So it’s $45.5, we add back $1.1 of restructuring, impairment of intangibles of $51.6...

Michael Barrist:	And $10 million depreciation. So you’re adding back $61, $68 million so you should end up with about $13, am I doing that right?

Michael Temple:

Alright, again I’m having the same problem. Maybe it’s intercompany eliminations that I’m having issues with but I’ll follow-up with you. But it’s definitely better, significantly better than the fourth quarter last year and it kind of continues on the trend of improving throughout the year. And you mentioned on your last call that that had to do with the fact that you had some pretty decent relationships with Best Buy, etc.

Give us a bit of color on what you think we should be able to expect in 2009 from CRM?

Michael Barrist:

As you know we don’t provide specific guidance for the business, but just kind of walking through the businesses, CRM continues to be the beneficiary of reasonable volume, probably a little better than we would have expected in the down-turn primarily because of some of the clients we’re aligned with, we’re the beneficiary of other competitors going out of business and I can’t tell you that’s necessarily by design as much as luck, because the certain client verticals you pick a client to do business with and the other clients then won’t do business with you.

But the CRM business is aligned with a good group of clients who do well, we have some new names coming online and we are in our view kind of considered number one or number two best in class with each of those clients, so as they continue to rationalize their cost structure and outsource more, which is a phenomenon, I think you’re seeing across the CRM business for the good providers of CRM, is that all of us are going through a kind of a growth cycle right now as far as opportunity.

So having the right clients, not having a lot of fall off via the economy from the existing clients, and then being able to ride the wave of what’s happening in the industry on top of you know, a lot of the ramp stuff that was still impacting us last year going away and the business just maturing, has really made that certainly our best performer in 2008 but something that we’re watching very carefully in 2009 and we have a lot of growth and opportunity there.

The ARM business did much better in 2008 rather than one would’ve expected given the amount of revenue they lost from the sister company. You know the folks who run that business did a very good job of backfilling volume with other clients, backfilling volume that we do with other debt buyers, because just like we engage other collection agencies to do work for us, we do work for other debt buyers and continue to move work off-shore where clients wanted that and rationalize the cost structure.

Additionally, the integration was very fruitful for us. So that business did better in 2008 than one would’ve thought on the surface given the material downturn in collectability and we walk into 2009 with some assumptions that keep that business flat to maybe up a little bit but we’re very, very conservative view walking into next year.

And the Portfolio business, the 2009 results for portfolio, a lot of that’s kind of been set in stone already I think by what’s happened through December 31, 2008, the impairments taken lower the amount of revenue derived from existing portfolios, stuff we’ve bought in the near term where we were not contracted to pay too much for, continues to perform fairly well for us. Stuff that we bought in the near term where we were contracted to pay a little bit more than we always have wanted to were loaded with lower IRRs and we continue to focus on being smart in that business and opportunistic. Our buy budget for this upcoming year is lower than what we spent in 2008 and our view is we’re not in a rush to do anything strenuous there, just navigate through 2009, execute on our modest buy budget and make sure that we have a fruitful year.

So what I would tell you for overall going into 2009 is, (I was at a conference a couple weeks ago and one of the people there said that flat is the new up) I’m not going to sit here and tell you that we’re budgeting to be flat, but we’re budgeting very conservative growth into 2009.

Michael Temple:

So if I think about the write-offs that you’ve taken from a goodwill standpoint, would that suggest that your expectations kind of originally when you did the transaction were for substantially more than flat to slightly up in 2009 and therefore that’s what required you to take that write-off?

Michael Barrist:

That is part of what requires us to take the write-off, I think the other issue is that, and again we use an outside firm to help us with these, we do a valuation and we have an outside firm help us and validate the valuation, so we have formal document but the other piece of that is that the multiples of the companies and their worth are different, some of the valuation assumptions that are used in these models are different today than what these firms would have used in prior years.

So certainly the growth curve we set out when we went private at the end of 2006 when we set some of these intangible values, we are not at that growth curve, but that’s only part of the story.

Michael Temple:

Okay. I’ll follow-up with you on the other part of the story I guess. In terms of minority interest, I noticed in the fourth quarter that there was a pretty big cash payment out. Can you give me a sense of - I mean is this basically earnouts and what that might look like throughout the rest of 2009?

John Schwab:	No, the payments out for the minority interest really are just the cash collections, certain of the cash collections that we have on certain of those portfolios.

Michael Temple:	And shouldn’t that be coming down given that you’re not doing any additional purchases with the nonrecourse lender?

John Schwab:

Yeah, as you look into 2009 that would be the case and again it’s a couple of pieces, if you’re talking about nonrecourse stuff, the non-recourse stuff is coming down itself, the nonrecourse financing is coming down as well for the same reason since we’re not doing anymore we’re really just using the proceeds from portfolio collections to pay down that debt on a go forward basis.

And so with our assumptions into 2009, as Michael said, less portfolio purchasing and even less getting funded from third parties that that number’s just going to kind of work itself down over time.

Michael Barrist:

Right. I mean as that comes down, because again, the fact that we did not finance with a partner the majority of what we did in 2008 our cash from operations has been stronger already in 2009. We had a meaningful pay down of debt through the normal course of running the business during the first quarter of 2009, so we’re already seeing that hitting the cash you know, in the bank in real dollars.

Michael Temple:

Okay. I mean one of the most difficult things about the business that I think a lot of investors have a difficulty in getting their arms around is, how to think about the Portfolio Management business. And I know that to a certain extent it drives the ARM business because the ARM, or the Portfolio Management business is a kind of a client, if you will, of the ARM business.

But, clearly it appears as if collections in excess of revenue are trending down for this business, and that will particularly be the case if you don’t buy a lot more portfolios, right, your decline curve will pick up. Can you give us some sense of how we should think about that in 2009? I know you’re budgeting a lower amount for purchases, and part of that is a requirement of the new bank facility, part of it of course is your outlook for the valuations and portfolio pools in 2009.

But historically you’ve kind of matched collections in excess of revenue with kind of some of the purchases of accounts receivable. Purchases have tended to be a little bit more than your excess collections and therefore you’ve been kind of a net grower of the pool.

What do you think is going to happen in 2009? Will we actually see the existing portfolios being kind of cash generative in excess of your purchases in 2009?

Michael Barrist:

Yeah, it’s kind of a multi-faceted question because there’s no doubt that first of all the portfolio business has been a great business for us over the years, but we have always looked at it as an opportunistic business and I’ve never chased deals. And one of the things I think we’ve learned as we’ve rolled through 2007 and 2008 is to the extent we were going to lose revenue from in the ARM business from the Portfolio Business is being smart about back filling that capacity with outside business.

In the environment that we’re in right now where there was an article written in Collection and Credit News or one of those, I’m not sure which one, like a week ago, talking about will this industry run out of capacity just because of how much delinquency is existing in the consumer world.

Certainly we are approaching 2009 conservatively with our buy budget. I believe that and I feel comfortable with the stuff that we bought during the downturn on the spot market that we paid the right price for and will do well with it and continue to do well with it sitting here, and I don’t want to throw the baby out with the bathwater, and the reality is we’re going to be in the portfolio purchase business and we’re going to be opportunistic and smart.

In 2009 from a cash perspective, however, while we’re generating less profits from it, that business in 2009 offsetting that less profits with the service business, it does help us from a cash perspective. And I think part of what you’re seeing right now if first of all we kind of got the perfect storm from a cash perspective in 2008, we had earnouts to pay on acquisitions.

We had our portfolio purchase partner decide they didn’t want to finance portfolio purchases anymore. And we burned through more cash than we originally anticipated during the integration of OSI, but from an operations perspective this business always produced a lot of cash. As we’ve rolled into this year we’re already seeing the impact of the fact that the portfolio business should help us in that direction.

And, John, what was the cash pay down during the first quarter? I think it was in excess of $15 million that hit the bottom line, and we can all do GAAP accounting all day long but some day you have to look at the bottom of the funnel and see how much cash drips out, $15 million of real hard cash dropped out the bottom of the funnel at the end of the first quarter that we’re able to pay down bank debt with so...

Michael Temple:	So that’s in addition to the...

Michael Barrist:	...cash benefit of that.

Michael Temple:	I’m sorry, so that’s in addition to the bank debt that you paid off with the preferred issuance?

Michael Barrist:	Yeah.

Michael Temple:	Okay.

Michael Barrist:

And I think that that’s part of the good news here is we feel that all the issues we’ve worked our way through in 2008, which again some of them are just these the perfect storm of just cash needs stuff, but getting through all of that and getting some of the adjustments made the proof’s always in the pudding of how the first quarter after you move all of the knobs how the thing results and having an effective first quarter and producing a reasonable amount of cash in that first quarter gives us comfort that we’ve made the right moves.

Michael Temple:	Okay. I’m going to get off the call and let somebody else ask some questions. Thanks.

Michael Barrist:	Thank you.

Michael Temple:	Appreciate it.

Operator:	Again, if you would like to ask a question press star 1 on your telephone keypad.

And at this time I’m showing we have no further questions on the phone line.

Michael Barrist:

Great, thank you operator. Thank you everyone for joining us today. As always, if you have any additional questions please feel free to call me, John Schwab or Brian Callahan and we’ll attempt to answer your questions. Have a great day.

END